News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President, Finance and Administration, and Chief Financial Officer (609) 275-0500 jack.henneman@integralife.com	Angela Steinway (609) 936-2268 angela.steinway@integralife.com

Integra LifeSciences Acquires SeaSpine

Integra Spine Doubles Its Distribution Network and Revenue Base in Spinal Hardware

Kirt Stephenson Joins Integra as President, U.S. Spine

PLAINSBORO, N.J., May 24, 2011 (GlobeNewswire) — Integra LifeSciences Holdings Corporation (Nasdaq:IART) today announced that it has acquired SeaSpine, Inc., a provider of high quality, innovative products for the spine fusion market, for $89 million in cash, subject to certain post-closing adjustments. After the combination, the spine and orthobiologics portfolio is now the largest component of Integra’s Orthopedics revenue category.

SeaSpine develops and distributes a full range of spinal fixation products, including both hardware and biologics. The company, based in Vista, California, offers its products to customers across the U.S. and in select markets in Europe. The addition of the SeaSpine business effectively doubles Integra’s distribution footprint and customer base in the U.S. spine hardware market.

“SeaSpine is an ideal strategic fit for Integra, as the combination brings together two well-respected innovators in the spinal fusion market,” said Stuart Essig, Integra’s Chief Executive Officer. “Integra has a track record of successfully executing on and integrating strategic transactions, and we expect to realize the benefits of this combination in both our top line growth and earnings per share over the long-term.”

SeaSpine also brings to Integra an experienced senior management team with a proven track record in the spine industry. Kirt Stephenson, formerly the President of SeaSpine, has joined Integra as President of U.S. Spine, reporting to Brian Larkin, President, Global Spine & Orthobiologics and Head of Strategic Development. Along with Mr. Stephenson, the management of SeaSpine will join the leadership team at Integra.

“We are very excited to become a part of Integra,” said Mr. Stephenson. “Integra’s broad access to U.S. hospitals and GPO agreements across its selling organizations represent a tremendous opportunity for us to leverage our collective resources and expertise in the spine market. Integra’s strong balance sheet provides stability and growth capital necessary for us to emerge as a leader in a rapidly consolidating market.”

Specific benefits that SeaSpine and Integra together would bring include:

•	Scale. This transaction substantially increases Integra’s revenue base in spine hardware.

•	Expanded Customer Base. SeaSpine brings to Integra new distributors and customers, essentially doubling Integra’s existing distribution network and establishing a new base of business outside the U.S.

•	Expertise and Resources. The SeaSpine management team brings spine industry experience to Integra’s existing leadership. Further, the acquisition brings additional resources, such as training capabilities and a successful product development team.

•	Comprehensive Product Portfolio. SeaSpine’s products are recognized as unique in design and comprehensive in the breadth of spinal procedures in which they are used. Integra’s surgeon customers will have more options for their patients.

“We are delighted to welcome the SeaSpine organization, distributors and customers to Integra, as we take yet another step forward to execute on our strategy in this exciting space,” said Mr. Larkin. “Through this combination, Integra will be able to provide a broader array of solutions that limit uncertainty for the busiest surgeons.”

SeaSpine generated approximately $50 million in revenue in 2010. SeaSpine has grown profitably each year since its inception in 2002.

Integra expects to provide detailed guidance regarding the financial impacts of this transaction when it reports its financial results for the second quarter of 2011.  Preliminarily, Integra expects this acquisition to add approximately 2 to 3 million dollars to its second quarter revenues and 18 to 20 million dollars for the second half of the year, in each case net of potential lost business attributable to the integration.  Integra also expects this acquisition to have a neutral impact to its 2011 adjusted earnings per share,* and a dilutive impact to its 2011 GAAP earnings per share.

Integra funded this transaction from cash on hand and borrowings under its line of credit.

Oppenheimer & Co. assisted Integra in connection with the transaction.

***

About Integra

Integra LifeSciences, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedics, neurosurgery, spine, reconstructive and general surgery. For more information, please visit www.integralife.com.

About SeaSpine

SeaSpine develops and distributes a full range of spinal fixation products, including both hardware and biologics. The company offers its products to customers across the U.S. and in select markets in Europe. SeaSpine was founded in 2002 and is based in Vista, California. For more information, please visit www.seaspine.com.

*Adjusted earnings per share exclude acquisition-related costs and other costs as detailed in our 8-K filed April 28, 2011. Adjusted EPS is a non-GAAP financial measure and should not be considered a replacement for GAAP results.

Additional Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect Integra’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning expectations for the strategic benefits that this acquisition will provide to Integra, the effect of the acquisition on our results of operations, including revenue growth and earnings per share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra’s ability to successfully integrate the SeaSpine business into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2010 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.